EXHIBIT 99.1
IDEX CORPORATION REPORTS RECORD QUARTER — SECOND QUARTER 2011 RESULTS OF
20% SALES GROWTH, 19% ORDERS GROWTH AND 24% ADJUSTED EPS GROWTH
LAKE FOREST, IL, July 20 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended June 30, 2011.
New orders in the quarter totaled $447 million, up 19 percent over the prior year period. Sales in the quarter totaled $454 million, 20 percent higher than the prior year period.
Second quarter 2011 reported operating income was $80 million, resulting in an operating margin of 17.5 percent, up 90 basis points from the prior year reported operating margin. Adjusted for a $3.0 million CVI Melles Griot non-cash acquisition fair value inventory charge, second quarter adjusted operating margin was 18.2 percent, up 130 basis points from the prior year adjusted operating margin, which excluded restructuring-related charges. In addition, reported operating income in the second quarter of 2011 was negatively impacted by approximately $3.7 million of acquisition related costs, partially offset by a $2.8 million gain from the sale of a facility.
Second quarter reported EPS was 60 cents, an increase of 11 cents, or 22 percent, from the second quarter of the prior year reported EPS of 49 cents. Excluding the effect of the inventory charge referenced above, adjusted EPS was 62 cents and 24 percent higher than prior year adjusted EPS of 50 cents.
Second Quarter 2011 Highlights
•	Orders increased 19 percent compared to the prior year (+8 percent organic, +7 percent acquisitions and +4 percent foreign currency translation).
•	Sales increased 20 percent compared to the prior year (+8 percent organic, +8 percent acquisitions and +4 percent foreign currency translation).
•	Operating margin for the second quarter was up 90 basis points on a reported basis and up 130 basis points on an adjusted basis.
•	Reported net income of $50 million was $10 million, or 24 percent, higher than the prior year reported net income.
•	Reported EPS of 60 cents was 11 cents, or 22 percent, higher than the prior year reported EPS.
•	Adjusted EPS of 62 cents was 12 cents, or 24 percent, higher than the prior year adjusted EPS.
•	EBITDA of $97 million was 21 percent of sales and covered interest expense by more than 14 times.
•	Free cash flow was $46 million.

“The IDEX team delivered another very strong quarter. We continue to take advantage of healthy secular trends and capture share in our target end markets. In particular, we experienced broad based, better than expected results across the Fluid and Metering segment in the quarter. Our new acquisitions are performing extremely well and margin continues to improve as a result of fixed cost leverage and solid productivity gains.
We have invested significantly in the business for long-term growth and to ensure short-term supply chain flexibility. We will continue to acquire Health and Science and Fluid and Metering businesses this year supported by our very strong balance sheet.
Our newest acquisition, CVI Melles Griot, will be accretive this year excluding the impact of non-cash acquisition inventory charges. Accordingly, we are expecting EPS for the third quarter to be 60 to 62 cents and we are increasing full year EPS to a range of $2.40 to $2.46, up 21 to 24 percent versus 2010. This full year EPS guidance assumes higher interest expense in the fourth quarter from an anticipated debt issuance. As we build and integrate the Optics/Photonics platform, we expect to improve profitability and drive further accretion.
While the macro environment remains mixed, we are well positioned and anticipate continued strong performance for the remainder of the year.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Second Quarter 2011 Business Highlights (2010 adjusted operating margin excludes restructuring-related charges)
Fluid & Metering Technologies
•	Sales in the second quarter of $205 million reflected a 22 percent increase compared to the second quarter of 2010 (+16 percent organic, +2 percent acquisitions and +4 percent foreign currency translation).

•	Operating margin of 19.6 percent represented a 180 basis point improvement compared to the second quarter 2010 adjusted operating margin. The improvement in operating margin was primarily related to higher volumes and productivity.
Health & Science Technologies
•	Sales in the second quarter of $144 million reflected a 36 percent increase compared to the second quarter of 2010 (+10 percent organic, +23 percent acquisitions and +3 percent foreign currency translation).

•	Operating margin adjusted for the $3 million non-cash acquisition fair value inventory charge associated with the CVI Melles Griot acquisition was 21.6 percent representing a 130 basis point increase compared to the second quarter 2010 adjusted operating margin. The improvement in the 2011 adjusted operating margin was the result of higher volumes and productivity.
Dispensing Equipment
•	Sales in the second quarter of $36 million reflected a 12 percent decrease compared to the second quarter of 2010 (-21 percent organic and +9 percent for foreign currency translation) due to the prior year North American replenishment program.

•	Operating margin of 28.7 percent represented a 510 basis point improvement compared to the second quarter of 2010 operating margin, primarily due to a $2.8 million gain from the sale of a facility in Italy.
Fire & Safety/Diversified Products
•	Sales in the second quarter of $69 million reflected an 8 percent increase compared to the second quarter of 2010 (+3 percent organic and +5 percent for foreign currency translation).

•	Operating margin of 23.9 percent represented a 200 basis point improvement compared to the second quarter 2010 adjusted operating margin. The improvement in operating margin was primarily related to favorable product mix.
For the second quarter of 2011, Fluid & Metering Technologies contributed 45 percent of sales and 42 percent of operating income; Health & Science Technologies accounted for 32 percent of sales and 30 percent of operating income; Dispensing Equipment accounted for 8 percent of sales and 11 percent of operating income; and Fire & Safety/Diversified Products represented 15 percent of sales and 17 percent of operating income.
IDEX Closes on CVI Melles Griot
On May 10, 2011, IDEX announced a definitive agreement to acquire all of the outstanding membership interest of CVI Melles Griot. On June 10, 2011, IDEX completed the acquisition of CVI Melles Griot. CVI Melles Griot operates within IDEX’s Health & Science Technologies segment as a part of the IDEX optics and photonics platform.
EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	June 30,		March 31,
	2011	2010	Change	2011	Change
Income before Taxes	$73.3	$59.4	23%	$70.4	4%
Depreciation and Amortization	17.0	15.4	10	15.6	9
Interest	6.7	3.6	87	6.4	4

EBITDA	$97.0	$78.4	24	$92.4	5

Cash Flow from Operating Activities	$51.7	$68.6	(25)%	$29.1	78%
Capital Expenditures	(7.2)	(10.0)	(28)	(11.4)	(37)
Excess Tax Benefit from Stock-Based Compensation	1.6	1.7	(5)	2.4	(31)

Free Cash Flow	$46.1	$60.3	(23)	$20.1	n/m

Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Thursday, July 21, 2011 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Heath Mitts will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 66065698.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$453,798	$378,526	$880,887	$734,124
Cost of sales	268,959	223,705	517,348	431,762

Gross profit	184,839	154,821	363,539	302,362
Selling, general and administrative expenses	105,210	91,010	206,189	178,791
Restructuring expenses	—	1,031	—	2,898

Operating income	79,629	62,780	157,350	120,673
Other income (expense) — net	347	239	(560)	493
Interest expense	6,720	3,599	13,174	7,033

Income before income taxes	73,256	59,420	143,616	114,133
Provision for income taxes	23,074	19,022	45,483	37,110

Net income	$50,182	$40,398	$98,133	$77,023

Earnings per Common Share:
Basic earnings per common share (a)	$0.61	$0.50	$1.19	$0.95
Diluted earnings per common share (a)	$0.60	$0.49	$1.17	$0.94

Share Data:
Basic weighted average common shares outstanding	82,151	80,369	81,790	80,225
Diluted weighted average common shares outstanding	83,778	81,800	83,507	81,655
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$202,961	$235,136
Receivables — net	270,234	213,553
Inventories	282,381	196,546
Other current assets	58,429	47,523

Total current assets	814,005	692,758
Property, plant and equipment — net	231,538	188,562
Goodwill and intangible assets	1,857,328	1,488,393
Other noncurrent assets	20,449	11,982

Total assets	$2,923,320	$2,381,695

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$128,117	$104,055
Accrued expenses	122,894	117,879
Short-term borrowings	85,020	119,445
Dividends payable	14,095	12,289

Total current liabilities	350,126	353,668
Long-term borrowings	793,117	408,450
Other noncurrent liabilities	269,215	243,917

Total liabilities	1,412,458	1,006,035
Shareholders’ equity	1,510,862	1,375,660

Total liabilities and shareholders’ equity	$2,923,320	$2,381,695

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IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (b)	2010 (c)	2011 (b)	2010 (c)

Fluid & Metering Technologies
Net sales	$205,251	$168,803	$400,524	$335,911
Operating income (d)	40,288	30,005	80,525	61,365
Operating margin	19.6%	17.8%	20.1%	18.3%
Depreciation and amortization	$8,211	$7,906	$16,180	$15,632
Capital expenditures	3,040	6,037	6,507	9,631

Health & Science Technologies
Net sales	$144,119	$106,231	$277,754	$199,522
Operating income (d) (e)	31,065	21,546	62,179	41,812
Operating margin	21.6%	20.3%	22.4%	21.0%
Depreciation and amortization	$6,019	$4,661	$11,032	$8,472
Capital expenditures	1,984	2,326	5,323	3,804

Dispensing Equipment
Net sales	$36,146	$41,135	$68,304	$74,689
Operating income (d)	10,377	9,716	16,016	16,470
Operating margin	28.7%	23.6%	23.4%	22.1%
Depreciation and amortization	$901	$1,131	$1,924	$2,164
Capital expenditures	426	459	850	642

Fire & Safety/Diversified Products
Net sales	$69,046	$63,991	$135,775	$127,392
Operating income (d)	16,488	14,041	31,991	27,464
Operating margin	23.9%	21.9%	23.6%	21.6%
Depreciation and amortization	$1,474	$1,346	$2,793	$2,798
Capital expenditures	951	1,012	2,211	1,876

Company
Net sales	$453,798	$378,526	$880,887	$734,124
Operating income (f)	82,629	63,811	160,350	123,571
Operating margin	18.2%	16.9%	18.2%	16.8%
Depreciation and amortization (g)	$16,954	$15,369	$32,576	$29,653
Capital expenditures	7,004	10,686	17,088	18,036

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three month and six month data includes acquisitions of OBL (July 2010) in the Fluid & Metering Technologies segment and CVI (June 2011), Microfluidics (March 2011), Advanced Thin Films (January 2011), Fitzpatrick (November 2010) and Seals-PPE (April 2010) in the Health & Science Technologies segment from the date of acquisition.

(c)	Financial data has been revised to reflect the movement of the Pharma group from the Fluid & Metering Technologies segment to the Health & Science Technologies segment.

(d)	Group operating income excludes unallocated corporate operating expenses and 2010 restructuring-related charges.

(e)	Operating income within the Health & Science Technologies segment excludes the $3.0 million CVI Melles Griot non-cash acquisition fair value inventory charge in the second quarter of 2011.

(f)	Company operating income for the three and six month periods of 2011 excludes the $3.0 million CVI Melles Griot non-cash acquisition fair value inventory charge. Company operating income for the three and six month periods of 2010 excludes $1.0 million and $2.9 million, respectively, of restructuring-related charges.

(g)	Excludes amortization of debt issuance expenses.